Exhibit 99.1

For Immediate Release

Aquinox Pharmaceuticals Announces Results from Phase 2 KINSHIP Trial with AQX-1125 in Patients with Atopic Dermatitis

Vancouver, British Columbia – November 2, 2015 (GLOBE NEWSWIRE) — Aquinox Pharmaceuticals, Inc. (“Aquinox”) (Nasdaq: AQXP), a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology, announced today its Phase 2 KINSHIP clinical trial failed to demonstrate efficacy in patients with mild to moderate atopic dermatitis.

“We believe that KINSHIP was well conducted and the results do not warrant continued development for this indication,” said David Main, President & CEO at Aquinox. “Given the results of our LEADERSHIP trial, our focus will continue to be on the further development of AQX-1125 in bladder pain syndrome/interstitial cystitis (BPS/IC). To this end, we are looking forward to our end-of-Phase 2 meeting with the United States Food and Drug Administration scheduled for December 8, 2015 to discuss pivotal trial designs.”

The KINSHIP trial was a multicenter, randomized, double-blind, placebo-controlled, Phase 2 clinical trial investigating the ability of AQX-1125 to reduce characteristic symptoms in 54 patients with mild to moderate atopic dermatitis. Patients treated with 200 mg oral, once daily AQX-1125, compared to placebo, did not meet the primary endpoint of improvement from baseline in Total Lesion Symptom Score after 12 weeks of treatment.

The KINSHIP trial demonstrated AQX-1125 to be well tolerated and adverse events were consistent with prior clinical trials. No serious adverse events were recorded during the trial.

About AQX-1125

AQX-1125, Aquinox’s lead drug candidate, is a small molecule activator of SHIP1, which is a regulating component of the PI3K cellular signaling pathway. By increasing SHIP1 activity, AQX-1125 accelerates a natural mechanism that has evolved to maintain homeostasis of the immune system and reduce immune cell activation and migration to sites of inflammation. AQX-1125 has demonstrated preliminary safety and favorable drug properties for once daily oral administration in multiple preclinical studies and clinical trials. Aquinox is currently developing AQX-1125 as treatment in BPS/IC.

About the LEADERSHIP Trial

The LEADERSHIP trial was a multicenter, randomized, double-blind, placebo-controlled, Phase 2 clinical trial investigating the ability of 200 mg oral, once daily AQX-1125 to reduce pain in female patients with BPS/IC. The primary endpoint was to measure the difference in the change from baseline in the mean daily bladder pain score based on an 11-point numeric rating scale (NRS) at six weeks recorded by electronic diary. Results demonstrated a positive trend in the primary endpoint and statistically significant changes on multiple secondary endpoints. A total of 69 subjects were enrolled. For more information on the LEADERSHIP trial, please visit www.clinicaltrials.gov.

About Aquinox Pharmaceuticals, Inc.

Aquinox Pharmaceuticals, Inc. is a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology. Aquinox’s lead drug candidate, AQX-1125, is a small molecule activator of SHIP1 suitable for oral, once daily dosing. Aquinox has a broad intellectual property portfolio and pipeline of preclinical drug candidates that activate SHIP1. For more information, please visit www.aqxpharma.com.

Cautionary Note on Forward-looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to: the planning for and timing of pivotal clinical trials in BPS/IC; and, potential market opportunities for AQX-1125. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our ability to enroll patients in our clinical trials at the pace that we project; as an organization, we have never conducted a pivotal clinical trial before; the size and growth of the potential markets for AQX-1125 or any future product candidates and our ability to serve those markets; our ability to obtain and maintain regulatory approval of AQX-1125 or any future product candidates; reaching agreement on design of pivotal trials with regulatory authorities and our expectations regarding the potential safety, efficacy or clinical utility of AQX- 1125 or any future product candidates. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. More information about the risks and uncertainties faced by Aquinox is contained in the company’s Quarterly Report Form 10-Q for the quarter ended June 30, 2015 filed with the Securities and Exchange Commission. Aquinox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact Info:

Brendan Payne

Senior Manager, Investor Relations

Aquinox Pharmaceuticals, Inc.

604.629.9223 Ext. 109

ir@aqxpharma.com

Communications Contact Info:

Gitanjali Ogawa

Vice President

The Trout Group

646-378-2949

Gogawa@troutgroup.com